Exhibit 10.2

BUSINESS LOAN AND SECURITY AGREEMENT

This Business Loan and Security Agreement (this “Agreement”), is made effective as of 15 April 2021 (the “Effective Date”), by and between Slinger Bag Inc., a Nevada corporation having offices at 2709 North Rolling Road, Suite 138, Windsor Mill, MD 21244 (“Parent”), Slinger Bag Americas Inc., a Delaware corporation having offices at 2709 North Rolling Road, Suite 138, Windsor Mill, MD 21244 and wholly-owned subsidiary of the Parent (“Slinger Bag Americas”), Slinger Bag Canada, Inc., a Canadian company having offices at 2709 North Rolling Road, Suite 138, Windsor Mill, MD 21244 (“SBC”), Slinger Bag International (UK) Limited, an English company, company number 11923305, having registered offices at Annecy Court Ferry Works, Summer Road, Thames Ditton, Surrey, England, KT? 0QJ, a wholly-owned subsidiary of Slinger Bag Americas, and in the United States at 2709 North Rolling Road, Suite 138, Windsor Mill, MD 21244 (“SB UK”) and Slinger Bag Ltd., an Israeli company having offices at 2709 North Rolling Road, Suite 138, Windsor Mill, MD 21244, a wholly-owned subsidiary of Slinger Bag Americas (“SBL;” Slinger Bag Americas, SBC, SB UK, SBL and the Parent are referred to collectively, jointly and severally, as the “Borrower”), and SB Invesco LLC, a Wyoming limited liability company having offices at 50 Central Avenue, Suite 800, Sarasota, FL 34236 (the “Lender”).

BACKGROUND:

A. Borrower and Lender desire in this Agreement to set forth their agreement with respect to a business loan as documented herein and by that certain “Note” attached hereto as Exhibit A. Exhibit A, along with this Agreement, that certain “Intellectual Property Security Agreement attached hereto as Exhibit B, that certain “Springing Deposit Account Control Agreement” attached hereto as Exhibit C, that certain “Stock Pledge Agreement” attached hereto as Exhibit E, that certain “lntercreditor Agreement” attached hereto as Exhibit F, the Investment Documents (defined below) attached hereto as Exhibit G, and all other agreements, documents and instruments evidencing or securing said Note or entered into in connection herewith, now or in the future, are referred to collectively herein and therein as the “Loan Documents.”

B. As an inducement to Lender to enter into this Agreement and the Loan Documents and issue the loan amount to the Borrower and accept the Note, Borrower wishes to, among other things, grant a first priority lien upon and security interest in and to the Collateral (as defined below).

TERMS AND CONDITIONS:

For the reasons described in the Background above, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

1. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, Exhibits, schedules, attachments, and appendices mean the sections of, and Exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Background above, Exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Unless the context otherwise requires, as used in this Agreement the following terms shall have the following meanings:

a.	“1934 Act” means the Securities Exchange Act of 1934, as amended.

b.	“Asset to Debt Ratio” means, at any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the U.S. dollar value of Accounts (as defined in the Code) owed the Borrower from unaffiliated third parties on a consolidated basis plus the U.S. dollar cost basis of Borrower of Inventory “In Hand” of the Borrower on a consolidated basis plus cash on hand to (b) the aggregate principal amount of all Obligations outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined on a Consolidated basis in accordance with GAAP. For purposes of determining Inventory “In Hand,” all Inventory in the physical possession of a Borrower in addition to Inventory purchased from a contract manufacturer or supplier in transit to the Borrower (but not in transit to an end user) shall be counted.

c.	“Banking Day” has the meaning ascribed to it in the C?de.

d.	“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

e.	“Business” means the business of the Borrower as of the Effective Date, including the production and sale of innovative consumer athletic and/or sporting goods, athletic or sports analytics and technology (including through artificial intelligence and otherwise) and any and all additions, and successions and appreciation thereof.

f.	“Business Purpose” means acts performed for the purpose carrying out the Business in the ordinary course as of the Effective Date.

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the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, Exhibits, schedules, attachments, and appendices mean the sections of, and Exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Background above, Exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Unless the context otherwise requires, as used in this Agreement the following terms shall have the following meanings:

a.	“1934 Act” means the Securities Exchange Act of 1934, as amended.

b.	“Asset to Debt Ratio” means, at any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the U.S. dollar value of Accounts (as defined in the Code) owed the Borrower from unaffiliated third parties on a consolidated basis plus the U.S. dollar cost basis of Borrower of Inventory “In Hand” of the Borrower on a consolidated basis to (b) the aggregate principal amount of all Obligations outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined on a Consolidated basis in accordance with GAAP. For purposes of determining Inventory “In Hand,” all Inventory in the physical possession of a Borrower in addition to Inventory purchased from a contract manufacturer or supplier in transit to the Borrower (but not in transit to an end user) shall be counted.

c.	“Banking Day” has the meaning ascribed to it in the Code.

d.	“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

e.	“Business” means the business of the Borrower as of the Effective Date, including the production and sale of innovative consumer athletic and/or sporting goods, athletic or sports analytics and technology (including through artificial intelligence and otherwise) and any and all additions, and successions and appreciation thereof.

f.	“Business Purpose” means acts performed for the purpose carrying out the Business in the ordinary course as of the Effective Date.

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g.	“Change in Control” means:

i.	any sale, lease, exchange, or other transfer (in one transaction or series of related transactions during the twelve month period ending on the date of the most recent sale, lease, exchange or other transfer) of all or substantially all of the assets of the Borrower to any Person or Persons acting as a group (within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 (a “Group”)), other than to a person or Group holding, directly or indirectly, at least fifty percent (50%) of the total fair market value of the outstanding and issued equity interests of the Borrower, as constituted immediately preceding such event; or

ii.	the acquisition by any person or Group of more than fifty percent (50%) of the total fair market value of the outstanding and issued equity interests in the Borrower other than in connection with the currently contemplated acquisition by the Borrower of Playsight Interactive Ltd. or any event as a result of which partners or owners (or their affiliates) of the Borrower, as constituted immediately preceding such event, hold greater than one-half (50%) of the total fair market value of the outstanding and issued equity interests of the Borrower.

h.	“Closing Date” means the date the transactions contemplated under this Agreement are consummated, intended by the parties to be as soon as commercially practicable on or after the Effective Date.

i.	“Code” means the Uniform Commercial Code as, from time to time, in effect in the State of Wyoming.

j.	“Collateral” means all of the assets and personal property of the Borrower and the Business, wheresoever located and whensoever acquired, contracted or arising, including the following (capitalized but otherwise undefined terms in this Section have the meaning ascribed to them in the Code):

i.	all ofthe Business and Borrower’s rights, title and interests in, to and under all of their Accounts, Deposit Accounts, Chattel Paper, Commercial Tort Claims, Electronic Chattel Paper, Documents, Equipment, Property, Inventory, Receivables, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, General Intangibles, Payment Intangibles, including all Proceeds, and all software, licenses, and permits related thereto, whether designed or issued by the Borrower, or otherwise;

ii.	all rights of the Business and Borrower to the payment of money now or hereafter arising out of or in connection with the sale, lease or other disposition of the foregoing property, including amounts due from affiliates, tax refunds, and insurance proceeds;

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iii.	all files, records (including computer programs, tapes and related electronic data processing software) and writings of the Business and Borrower or in which the Borrower has an interest in any way relating to the foregoing property; and

iv.	as to each of the foregoing, all products and proceeds thereof, substitutions therefore and Accessions thereto.

k.	“Collateral Documents” collectively, means any documents delivered to the Lender granting a Lien on any Property of any Person to secure the Obligations of any Borrower under any Loan Document.

I.	“Contractual Obligation” of any Person, means any prov1s1on of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its Property is bound.

m.	“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

n.	“Default Rate” means Twenty Percent (24%) per annum.

o.	“Event of Default” has the meaning ascribed to it in Section 4.

p.	“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

q.	“General Intangibles” means all general intangibles (within the meaning of the Code), whether now existing or hereafter created, arising or acquired.

r.	“Governmental Action” means any consent, approval, waiver, authorization, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of or with any Governmental Authority, any required notice to or registration with any Governmental Authority, or any other action in respect of any Governmental Authority.

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s.	“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

t.	“Intellectual Property” has the meaning ascribed to it in the Intellectual Property Security Agreement.

u.	“Insolvency” means, in addition to the commonly-applied solvency tests referenced in Section 6 below, the following: (i) the appointment, by the order of a court of competent jurisdiction, of a trustee, receiver, or liquidator of the Borrower, if such order shall not be discharged or dismissed within sixty (60) days after such appointment; (ii) application for, or consent in writing to, the appointment of a receiver, trustee, or liquidator of all or substantially all of the assets of the Borrower; (iii) the filing of a voluntary petition in bankruptcy or the admission in writing of inability to pay debts as they become due; (iv) a general assignment for the benefit of creditors; (v) the filing of a petition or an answer seeking a reorganization (other than a reorganization not involving the liabilities of the Borrower) or an arrangement with creditors or taking advantage of any bankruptcy or insolvency law; (vi) the filing of an answer admitting the material allegations of a petition filed against the Borrower in any bankruptcy, reorganization, or insolvency proceeding; (vii); or (viii) the entering of an order, judgment, or decree by any court of competent jurisdiction on the application of a creditor adjudicating the Borrower as bankrupt or insolvent, or the appointment of a receiver, trustee, or liquidator of the Borrower, or of all or substantially all of the assets of the Borrower, if such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date entered.

v.	“Investment Documents” means that certain Warrant Purchase Agreement by and between the Parent and Lender dated as of even date herewith, that certain Warrant granted to Lender and that certain Warrant granted to Chessler Holdings, LLC pursuant hereto, attached hereto as Exhibit G.

w.	“Inventory” means all of the Borrower’s inventory (within the meaning of the Code).

x.	“Lender Expenses” means any and all costs of Lender ansmg out of or in connection with the Loan being made hereunder, including Lender’s due diligence costs including travel, lodging and consultants, audits, recording fees, documentary stamps, intangible taxes and all reasonable legal fees of Lender for the preparation of the Loan Documents as well as for any future administrative dealings with Borrower following the Closing Date with respect to any modification, consent or waiver of the provisions of any Loan Document and any enforcement of the Note and the Loan Documents, including reasonable attorneys’ fees and expenses, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other out-of-pocket disbursements or expenses of the types customarily incurred in connection with modifying terms or an action to collect payment, or an action involving the Lender, or an appeal from such action. The previous notwithstanding, Borrower will not be liable for Lender Expenses that are legal fees paid to United States legal counsel prior to and through the Closing Date in excess of $20,000.

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y.	“Loan” means any loan made by Lender hereunder.

z.	“Loan Documents” has the meaning ascribed to it in the Background.

aa.	“Material Adverse Change” means, in the reasonable discretion of Lender, a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents; (iii) impairment of priority of Lender’s security interests in the Collateral; or (iv) impairment of, or material reduction in value of the Collateral.

bb.	“Material Contracts” with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least $25,000 or otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person.

cc.	“Maturity Date” means 15 April 2023.

dd.	“Obligations” means, collectively, all obligations and liabilities (primary, secondary, direct, indirect, contingent, sole, joint or several, whether similar or dissimilar or related or unrelated) of any and all of the Borrower in favor of the Lender, due or to become due, now existing or hereafter incurred, contracted or acquired, whether arising under, out of or in connection with the Loan Documents or otherwise.

ee.	“Permitted Debt” means: (i) the $6,220,000 owed by Borrower to 2672237 Ontario Limited evidenced by that assignment and assumption agreement dated as of April 1, 2021; (ii) the $1,000,000 owed by Borrower to Midcity Capital Ltd. evidenced by that loan agreement dated as of December 24, 2020, as amended by an extension agreement dated February 2, 2021 (iii) the $1,000,000 owed by Borrower to Yonah Kalfa evidenced by that loan agreement dated as of March 25, 2021; and indebtedness to third-party trade creditors incurred in the ordinary course of business on usual and customary terms or upon terms and conditions acceptable to Lender in its sole discretion.

ff.	“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether foreign, federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

gg.	“Proceeds” has the meaning ascribed to that term in Section 9-102 the Code and, in any event, shall include whatever is receivable or received when Collateral or proceeds of the Collateral are sold, collected, exchanged, or otherwise disposed of, whether the disposition is voluntary or involuntary, and includes, all rights to payment in whatever form and however arising.

hh.	“Property” means any and all interests in real or personal property of the Borrower.

ii.	“Receivables” means all accounts (within the meaning of the Code), Accounts, accounts receivable, book debts, notes, drafts, acceptances and other forms of obligations, now or hereafter owing to the Borrower, arising from the sale or lease of goods and services, including the Inventory, by Borrower any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the Code, all of the Borrower’s rights in, to and under all purchase orders, now or hereafter received by the Borrower for such Inventory, and all monies due or to become due to the Borrower under all contracts for the sale, lease, or other disposition of the Inventory (whether or not yet earned by performance) or in connection with any other transaction (including the right to receive the proceeds of said purchase orders and contracts}, and all collateral security and guarantees of any kind given by any obliger, with respect to any of the foregoing.

jj.	“Requirement of Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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kk.	“Responsible Officer” with respect to any Person, means the chief executive officer, president, or chief financial officer of such Person, except that with respect to financial matters, the Responsible Officer shall be the chief financial officer or treasurer of such Person.

II.	“Sanctions” means sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (OFAC), US Department of State, United Nations Security Council, European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

mm.	“Subsidiary” means any corporation, association or other business entity of which more than 50% of the shares of stock or other interests entitled to vote in the election of directors, managers or trustees thereof at that time is owned or controlled, directly or indirectly, by any Borrower, including Slinger Bag Americas, SBC, SB UK and SBL.

2.	Loan and Terms of Payment.

a.	Subject to the terms and conditions of this Agreement, Lender agrees to loan the Borrower TWO MILLION DOLLARS (USD$2,000,000), distributable to Borrower on the Closing Date, less any Lender Expenses due and owing on the Closing Date; Borrower shall execute and deliver to Lender the Note concurrently herewith.

b.	Interest Rates, Payments.

i.	Interest Rate. Subject to Sections 4(c) and 11(c), interest payable on the outstanding principal amount of the Note, including any amounts added thereto as a result of Borrower incurring Lender Expenses or Borrower’s default of this Agreement or, at the request of Borrower and in the sole discretion of Lender, increases in the amount of the Loan as a result of an amendment to the Note hereafter (the “Principal Amount”), shall be calculated on the basis of a 360-day year, shall accrue at a rate per annum equal to FIFTEEN PERCENT (15%) and shall be payable on the last day of each calendar month, in arrears, commencing on the last day of the first full calendar month after the Closing Date. Borrower shall enroll in the automatic payment plan (see Exhibit D) to have all payments to Lender hereunder made via electronic funds transfer (“EFT”).

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ii.	Notwithstanding anything to the contrary contained in the Note:

1.	all accrued and unpaid interest shall be due in payable in cash on the Maturity Date and on the date of any acceleration hereof; and

2.	on the date of any repayment of Principal Amount of the Note, accrued and unpaid interest on the Principal Amount so repaid shall be due and payable in cash.

iii.	All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at the Default Rate.

iv.	Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. The Borrower does not intend or expect to pay, nor does the Lender or any subsequent holder hereof intend or expect to charge, accept or collect any interest greater than the highest legal rate of interest which may be charged under the laws of the State of Wyoming, and if, from any circumstances whatsoever, fulfillment of any provision of the Note or any Loan Document in any manner relating thereto, at the time performance of said provision shall be due, shall involve transcending the limit of validity prescribed by any applicable law governing usury, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity so that in no event shall exaction be possible under this Agreement or any document relating thereto in excess of the limit of such validity, but such obligation shall be fulfilled to the limit of such validity and if, under any circumstances whatsoever, interest in excess of the limit of such validity will have been paid by the Borrower in connection with the indebtedness evidenced by the Note and Loan Documents, such excess shall be applied to the unpaid and outstanding principal due under the Note, and not to the payment of interest. The provisions of this paragraph shall control every other provision of all other agreements executed by the Borrower or Lender in connection with this transaction.

c.	The receipt by Lender of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Lender may accept partial payments or payments marked “payment in full” or “in satisfaction” or words to similar effect at any time. Acceptance of such payments shall not affect or vary the duty of Borrower to pay all Obligations when due hereunder and shall not affect or impair the right of Lender to pursue all remedies available to it hereunder, or under any of the other Loan Documents securing or guarantying payment hereof.

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d.	Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Borrower as Lender may deem advisable.

e.	In the absence of a specific determination by Lender with respect thereto, all payments received by Lender hereunder, including from any sale or assignment of all or any portion of the Collateral after an Event of Default, will, whether received before or after an Event of Default, be credited on a daily basis in the following order: (a) then due and payable Lender Expenses; (b) then due and payable interest payments and any mandatory prepayments; and (c) then due and payable principal payments and optional prepayments when received in Lender’s bank account.

f.	Borrower shall pay to Lender all Lender Expenses. On the Closing Date, Borrower will pay Lender Expenses incurred through the Closing Date and, after the Closing Date, all Lender Expenses as they become due.

g.	This Agreement shall become effective once duly executed and authorized by Borrower and Lender and shall continue in full force and effect for a term ending on the date which all Obligations of Borrower have been indefeasibly discharged and paid in full, or on such earlier date as the parties agree in writing. Notwithstanding the foregoing, Lender shall have the right to terminate this Agreement immediately and without notice upon the occurrence of an Event of Default and Borrower shall have the right to terminate this Agreement immediately upon indefeasible payment in full of its Obligations then outstanding hereunder. Notwithstanding any termination of this Agreement, all of Lender’s security interest in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been indefeasibly paid and performed in full, and no termination shall impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender until all of the Obligations have been paid and performed in full.

h.	Subject to Section 2(b){ii) above, Borrower may prepay principal without penalty.

i	Borrower hereby grants Lender the right to convert the Obligations, or any part of them, into such equity or debt securities offered by any Borrower in any offering, private or otherwise, from the Closing Date until the earlier of (i) the date of pre-payment of the Obligations or (ii) the date that is 18 months from the Closing Date.

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3.	As collateral security for the payment and performance of all of the Obligations, the Borrower hereby extends, sells, assigns, conveys, mortgages, pledges, transfers, and grants to the Lender a first priority continuing security interest in the Collateral. Any security interest will be a first priority security interest in the Collateral. Prepayment by the Borrower of any portion of principal and accrued interest pursuant to the terms of this Agreement shall not reduce or otherwise impair the security interest of Lender in the Collateral, except that complete and indefeasible repayment of all Obligations shall release and redeem to the Borrower all interest in the Collateral securing the Obligations.

4.	Events of Default.

a.	The occurrence of any of the following events, in addition to any other Events of Default as defined in any Loan Document, shall constitute an “Event of Default” hereunder:

i.	any prov1s1on of this Agreement or any Loan Document, and any amendments thereto, is breached or is untrue or misleading in any material respect;

ii.	any warranty, representation, or statement made or furnished to Lender by Borrower in connection with any of the Loan Documents, is untrue or misleading in any material respect;

iii.	Borrower fails to observe any covenant, condition provision or agreement contained in any Loan Document or any amendments thereto, including if the Borrower shall fail to pay on the due date any payment of money, whether as principal, interest, late charge, or Lender Expenses, as required under this Agreement or any Loan Document, with any applicable notice having been given and time to cure expired;

iv.	with respect to any proceedings or actions described below:

1.	the Borrower or any of its Subsidiaries (x) commences any case, proceeding or other action under any existing or future Debtor Relief Law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (y) makes a general assignment for the benefit of its creditors;

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2.	there is commenced against the Borrower or any of its Subsidiaries in a court of competent jurisdiction any case, proceeding or other action of a nature referred to in subsection (1) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged, unstayed or unbonded for 60 days;

3.	there is commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

4.	the Borrower or any of its Subsidiaries takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in subsections (1), (2) or (3) above;

v.	one or more judgments or decrees is entered against the Borrower or any of its Subsidiaries by a court of competent jurisdiction involving in the aggregate a liability (not paid or for which the Borrower or Subsidiary has not set aside adequate reserves on its balance sheet]) in an amount in excess of $100,000 and all such judgments or decrees have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

vi.	any Collateral Document ceases for any reason to be valid, binding and in full force and effect or any Lien created by any Collateral Document ceases to be enforceable and of the same effect and priority purported to be created thereby, other than as expressly permitted hereunder or thereunder;

vii.	(1) any provision of any Loan Document ceases for any reason to be valid, binding and in full force and effect, other than as expressly permitted hereunder or thereunder; (2) any Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or (3) any Borrower denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate or rescind any provision of any Loan Document;

viii.	any Borrower incurs, creates, assumes, or suffers to exist any debt or other financial obligations, except (1) obligations imposed by operation of law, (2) obligations pursuant to the Loan Documents and (3) indebtedness to trade creditors incurred in the ordinary course of business on usual and customary terms or upon terms and conditions acceptable to Lender in its sole discretion;

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ix.	there occurs (1) any material Governmental Action by a Governmental Authority which is a moratorium on debt payments, (2) the implementation of transfer, convertibility or other similar monetary restrictions, (3) any other material Governmental Action of any Governmental Authority, including the loss, condemnation, confiscation, compulsory sale, expropriation or nationalization of all or a material portion of a Borrower’s assets, or the assumption of custody or control of all or a material portion of such assets, or of the business or operations of the Borrower or its voting share capital, or (4) any change in any Requirement of Law, or any other Governmental Action by any competent Governmental Authority or decision of any court of competent jurisdiction, if in any such case, in the reasonable opinion of the Lender such event or circumstance could reasonably be expected to (x) adversely affect (i) the ownership by the Borrower of, or any Lien on, the Collateral or any portion thereof, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or the rights or remedies of the Lender under any Loan Document, or (iii) the legality, validity, enforceability or admissibility in evidence of any Loan Document or (y) have a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower;

x.	the Insolvency of any Borrower;

xi.	there occurs a Material Adverse Change; or

xii.	there occurs a Change in Control of any Borrower.

b.	Time is of the essence for all Obligations hereunder; provided however:

i.	Borrower shall have up to three (3) thirty-calendar-day grace periods during the Term to cure any non-monetary default hereunder, such period beginning to run after the sooner of written notice of breach (1) from Borrower to Lender as required in Section 6 or (2) from Lender to Borrower; provided however that such grace period does not cause a Material Adverse Change; and

ii.	Borrower shall have one (1) fifteen-Banking Day grace period during the Term to cure a monetary default; provided however: (1) such grace period shall commence upon any Borrower’s receipt of written notice (notwithstanding Section 10 including by email to a Responsible Officer); and (2) that such grace period does not cause a material adverse change in the sole discretion of Lender.

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c.	If an Event of Default shall occur for any reason whatsoever (and whether such occurrences shall be voluntary or involuntary, or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) then, or at any time thereafter, the Lender may, without written notice, take any or all of the following actions, at the same or different times: (A) accelerate the maturity of the Obligations and demand the immediate payment thereof, and to charge the Default Rate on such Obligations without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; (B) require the Borrower to assemble the Collateral and the records pertaining thereto and deliver possession of same to the Lender, as well as to permit Lender to have unrestricted access to the Borrower’s premises and the Collateral so as to allow Lender to take control thereof for purposes of disposition of the Collateral and the collection of all Obligations; and (C) take any and all action and pursue any and all remedies as may be permitted under the Loan Documents or by applicable law or otherwise, including exercising all rights of counterclaim or set-off.

d.	Upon the occurrence of an Event of Default, the Lender may (i) at any time thereafter, in its discretion and in accordance with Article 9 of the Code, transfer any securities or other property constituting Collateral into its own name or that of its nominee and receive the income thereon and hold the same as security for the Obligations or apply it on any or all amounts due on the Obligations in such order as Lender may elect in its sole discretion, (ii) enter the premises peacefully at the address(es) listed herein, and take control of the Business and (ii) require each Borrower to establish, at Borrower’s expense, a lock box account with such bank acceptable to Lender, into which Borrower shall promptly deposit and direct their account debtors to directly remit all payments on Receivables and, which such payments or deposits shall be the property solely of the Lender. Insofar as the Collateral shall consist of Receivables, other claims and rights to the payment of money, insurance policies, instruments, choses in action or the like, the Lender may, without notice to or demand on the Borrower, demand, collect, receipt for, settle, compromise, adjust, use, sue for, foreclose or realize upon the Collateral as the Lender may determine, whether or not the obligations or the Collateral are then due and for the purpose of realizing the Lender’s rights therein, the Lender may receive, open and dispose of mail addressed to the Borrower and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage or any form of the Collateral on behalf of and in the name of Borrower. The powers conferred on the Lender by this Section are solely to protect the interest of the Lender and shall not impose any duties on the Lender to exercise any powers. All acts of said attorney or designee are hereby ratified and approved by the Borrower and the Lender and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; (f) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification to include reference to any right, title or interest in any copyrights, patents or trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any copyrights, patents or trademarks in which Borrower no longer has or claims any right, title or interest; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; (h) file any application, request, certificate or other instrument which may be required to be filed with any governmental authority in the State of Wyoming or any other jurisdiction whose laws may be applicable to effectuate any remedy available to Lender, in accordance with the provisions of this Agreement; and (i) any instrument which Lender deems necessary or appropriate to facilitate the implementation of the terms of this Agreement. The appointment of Lender as Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and shall survive the bankruptcy or insolvency of Borrower.

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5.	As a material inducement for Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender as follows:

a.	Slinger Bag, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the power and authority carry on its business as is now being conducted. Slinger Bag Americas Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and authority carry on its business as is now being conducted. Slinger Bag Canada, Inc., is a Canadian company duly incorporated, validly existing and in good standing under the laws of the Province of Ontario and has the power and authority carry on its business as is now being conducted. Slinger Bag International (UK) Ltd. is a limited company duly formed, validly existing and in good standing under the laws of England and Wales and has the power and authority carry on its business as is now being conducted and Slinger Bag Ltd., is an Israeli limited company duly formed, validly existing and in good standing under the laws of and has the power and authority carry on its business as is now being conducted.

b.	Borrower has all requisite power and authority to enter into this Agreement and the other Loan Documents contemplated hereby and to assume and perform fully its obligations hereunder and thereunder. The execution and delivery by Borrower of this Agreement and the other Loan Documents contemplated hereby and the performance by Borrower of their Obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action of Borrower. Courts or tribunals sitting in each Borrower’s jurisdiction will recognize and enforce:

i.	the choice of Wyoming law as the governing law of this Agreement;

ii.	the choice of Wyoming state courts or a federal court sitting in the District of Wyoming as the exclusive venue to adjudicate disputes arising out of or in connection with this Agreement; and

iii.	any judgment rendered by the courts referenced immediately above without reconsidering the merits of the case.

c.	The execution and delivery of this Agreement and the other Loan Documents contemplated hereby and the performance by Borrower hereunder and thereunder (i) do not and will not conflict with or violate any provision of the operating agreement of Borrower and (ii) do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any encumbrance, lien or other restriction of any nature upon the Borrower’s assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any third party pursuant to, any agreement, instrument, order, judgment, license, permit, decree, law, regulation, ordinance or judgment to which any of Borrower or the Collateral or is a party or is subject or bound.

d.	Other than reports required to be filed by the 1934 Act, no filings with, notices to, or approvals or consents of, any federal, state or local governmental or regulatory agency or body or any other Person are required to be obtained by Borrower in connection with the consummation of the transactions contemplated by the Loan Documents.

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e.	Other than the Permitted Debt, Borrower has no liability or obligation of any nature relating directly or indirectly to the assets of Borrower (whether accrued or unaccrued, absolute or contingent, known or unknown, due or to become due, liquidated or unliquidated or secured or unsecured or otherwise). Borrower is not aware of any basis upon which any such liability or obligation may be asserted against Borrower or their employees, contractors or affiliates or otherwise adversely affect the transactions contemplated by the Loan Documents.

f.	There are no charges, complaints, claims, actions, suits, disputes, investigations, arbitrations, demands or other proceedings pending or, to the best knowledge of Borrower, threatened before or by any court, governmental agency or instrumentality, arbitrator, Person to which Borrower is, or are threatened to be, a party or to which, to the best knowledge of Borrower, any employee, independent contractor or affiliate of Borrower is or is threatened to be a party, or which relate to Borrower, the business of Borrower, or any of the assets of Borrower or any other agreement related hereto. To the best knowledge of Borrower, there is no basis or grounds for any of the foregoing. Borrower is not subject to or bound by any injunction, order or decree of any court or governmental or administrative agency.

g.	There are no existing defaults, Events of Default, breaches or other circumstances, facts or events that with the passage of time or giving of notice, or both, would constitute a default, Event of Default or breach on the part of Borrower under any agreement of Borrower or otherwise.

h.	Borrower has obtained and maintained all required local, state and federal licenses and permits necessary to operate Borrower’s business and all such licenses and permits are in good standing and Borrower has no knowledge of any actions, claims or violations that are pending that would result in any limitations on or suspension or termination of such licenses.

i.	All financial statements and reports relating to the Borrower provided by Borrower or made available or disclosed to Lender and its accountants, attorneys and other agents are GAAP-compliant, complete, accurate and fairly present the financial position and performance of Borrower in all material respects for the periods to which they relate, and there has been no adverse change in the condition, financial or otherwise, of Borrower since the last disclosed statement.

j.	All of the representations and warranties made by Borrower contained in the Loan Documents contemplated hereby and all information delivered to Lender including in any schedule, attachment, certificate or exhibit hereto are true, correct and complete on the date of this Agreement, throughout the term of this Agreement. Borrower has not omitted to state to Lender any fact relating to the Borrower, which (i) is necessary to make the information given by or on behalf of Borrower not misleading, (ii) if disclosed would reasonably affect the decision of a Person considering making a loan to Borrower or (iii) has or which could reasonably be expected to have an adverse effect upon the Borrower or the profits, condition (financial or otherwise) or prospects of the Borrower’s business.

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k.	Borrower is the record and beneficial owner of and has good and marketable title to the Collateral free of any and all liens or options in favor of, or claims of, any other Person and Lender’s security interest in the Collateral is a first priority lien in such Collateral, senior to any other lien or encumbrance, and there are no unrecorded liens or encumbrances on the Collateral.

I.	There are no actions or proceedings pending or, to Borrower’s knowledge, threatened by or against Borrower or any Subsidiary in which an adverse decision could cause a Material Adverse Change.

m.	All consolidated financial statements for Borrower delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

n.	The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of their liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay their debts (including trade debts) as they mature.

o.	This Agreement is entered into by Borrower for the Business Purpose.

6.	From the date hereof and so long as any of the Loan Documents remains in effect or any of the Obligations shall be unpaid, each Borrower will:

a.	At all times preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and comply with all applicable laws, and operate its business in the manner in which it is presently conducted and operated;

b.	At all times preserve all Property (except for such property as is disposed of in the ordinary course of business) used or useful in the conduct of the Business and keep the same in good repair, working order and condition (subject to normal wear and tear), and from time to time make, or cause to be made, all necessary and proper repairs, whether pursuant to a warranty or otherwise, renewals, replacements, betterments and improvements thereto;

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c.	Execute such other documents and instruments as Lender may reasonably request, duly executed by Borrower, to further implement and effectuate the purposes of this Agreement;

d.	Keep the insurable Collateral and other properties insured at all times at the replacement value thereof, by financially sound and reputable insurers, and maintain or cause to be maintained such other insurance to such extent and against such risks, including fire and other risks insured against by extended coverage, as is, the Borrower’s best judgment, customary with companies in the same or similar business, and maintain in full force and effect public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it and manufacturer’s liability insurance against claims for personal injury or death occurring in connection with the use of any products assembled, manufactured or sold by it in such amount as the Borrower shall in good faith deem necessary, or as may be reasonably required by the Lender and maintain such additional insurance as may be required by law. In respect of the Collateral, the Lender shall be loss payee under all policies of insurance maintained thereon. The Lender shall be entitled to at least 30 days’ prior written notice of the insurer’s intention to cancel or reduce any policies of insurance required by this subsection, and, at its election and without any obligation whatsoever, shall have an opportunity to cure any defaults thereunder during such time. In addition, the Borrower shall deliver renewals of all such policies not less than 30 days prior to the expiration date of such policies. The Borrower shall furnish to the Lender full information as to the insurance carried (including a copy or the original, as required hereby, of all insurance policies), as well as proof of payment therefor, and pay for all insurance obtained in accordance herewith upon the terms of invoices therefor.

e.	Pay all indebtedness and obligations (other than Permitted Debt) promptly and in accordance with their respective terms, and pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon it or in respect of its property, before the same shall become in default, as well as all lawful material claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such property or any part thereof, and timely comply with all applicable laws and governmental rules and regulations; provided, however that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge, lien or claim, or timely comply with laws and governmental rules so long as the validity thereof shall be contested by appropriate legal proceedings timely initiated and conducted in good faith, and (i) in the case of an unpaid tax, assessment, governmental charge or levy, lien, encumbrance, charge or claim, such proceedings shall be effective to suspend the collection thereof from the Borrower, and its properties; (ii) neither such properties nor any part thereof, nor any interest therein would be in any danger of being sold, forfeited or lost; (iii) in the case of a law and governmental rule or regulation, neither the Borrower nor the Lender would be in any danger of criminal liability for failure to comply therewith; and (iv) there shall have been established such reserve or other appropriate provision, if any, with respect thereto on the books of the Borrower, as shall be required by generally accepted accounting principles with respect to any such tax, assessment, charge, lien, claim, encumbrance, law, rule or regulation, so contested.

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f.	Furnish to Lender on a monthly basis, balance sheets, statements of income and loss, and statements of cash flow, prepared in accordance with GAAP, and all such other information regarding the operation, business, affairs and financial condition of the Borrower as the Lender may reasonably request, including the ratio of cash on deposit in the Borrower’s operating accounts to outstanding Obligations.

g.	On 1 January, 1 April, 1 July and 1 October of each year during the Term, deliver to the Lender a compliance certificate from the chief financial officer of the Parent (x) containing all information and calculations necessary for determining compliance by each individual Borrower and its Subsidiaries with the provisions of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (y) stating that each individual Borrower during such period has observed and performed all of the covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such chief financial officer has not obtained any knowledge of any breach or Event of Default except as specified in such certificate.

h.	Promptly, and in any event within 10 days of the following events, to the extent not previously disclosed to the Lender, deliver to the Lender a description of any change in the jurisdiction of organization of any individual Borrower or any of its Subsidiaries.

i.	Promptly, upon receipt of the same, deliver to the Lender copies of all notices, requests and other documents received by any Borrower or any of its Subsidiaries under or pursuant to any Material Contract or instrument, indenture, loan agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Borrower or otherwise cause a Material Adverse Change and copies of the foregoing and such information and reports regarding Material Contracts and such instruments, indentures, loan agreements as the Lender may request from time to time.

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j.	As soon as available, and in any event within 30 days after the end of each fiscal year, deliver to the Lender a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Borrower and their Subsidiaries and containing such additional information as the Lender may reasonably specify.

k.	Give the Lender prompt telephonic, electronic mail, text message or other written notice (to be confirmed within 48 hours by written notice) of any:

i.	Event of Default or of any event which, with notice or the passage of time, or both, would constitute such an Event of Default, specifying the nature and extent thereof and the action which the party giving such notice proposes to take with respect thereto;

ii.	default or event of default under any Contractual Obligation of any Borrower or any of its Subsidiaries;

iii.	litigation, investigation or proceeding that may exist at any time between any Borrower or any of its Subsidiaries and any Governmental Authority;

iv.	any litigation or proceeding affecting any Borrower or any of its Subsidiaries (i) in which the amount involved is at least $25,000 and not covered in full by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

v.	any development or event that has had or could reasonably be expected to cause a Material Adverse Change.

Each notice pursuant to this Section 6(k) shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Borrower or any of its Subsidiaries proposes to take with respect thereto.

I.	Keep its place of business and chief executive office and the office where it keeps its records concerning Receivables at its current location.

m.	Keep its deposit account(s) at the bank(s) presently utilized by Borrower as its operating account(s). Borrower agrees that Borrower will not for any reason change banking institutions or instructions for payment of policies or Receivables to any other account without the express written consent of Lender.

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n.	At all reasonable times during business hours and as often as the Lender may reasonably request, permit any authorized representative of the Lender to visit and inspect any of the properties of the Borrower, including the Collateral, and the books in respect thereof, and to make extracts from such books and to discuss the affairs, finances and accounts with any oftheirrespective chieffinancial officers or such other person as may be designated by a Responsible Officer of the Borrower.

o.	Promptly, from time to time as the Lender may reasonably request, perform such acts and execute, acknowledge, deliver, file, register, deposit or record any and all further instruments, agreements and documents whether to continue, preserve, renew, record or perfect interests conferred by this Agreement or any of the other Loan Documents, as well as the priority thereof, or otherwise in connection with the Obligations.

p.	Pay all Lender Expenses incurred from time to time by the Lender with respect to any modification, consent or waiver of the provisions of any Loan Document reasonably required or requested in writing by the Borrower.

q.	Utilize the Loan proceeds solely in connection with the Business for the Business Purpose.

r.	The Borrower irrevocably consents to the service of process out of the applicable courts of Wyoming by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in the Preamble above.

s.	Preserve, renew and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted under this Agreement.

t.	Comply with all Contractual Obligations and Requirements of Law.

u.	Perform and observe all the terms and provisions of each such Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender and, upon request of the Lender, make to each other party to each Material Contract such demands and requests for information and reports or for action as any Borrower or any of its Subsidiaries is entitled to make under such Material Contract.

v.	Provide to Lender list of all Intellectual Property owned or leased by any Borrower and its Subsidiaries as of the Closing Date and a list of any Intellectual Property acquired by any Borrower since the date of the most recent report delivered pursuant to this clause (or, in the case of the first such report so delivered, since the Closing Date), on the same dates as delivery of the compliance certificate under Section 6(9).

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w.	Maintain at all times an Asset to Debt Ratio of 1.25:1, a report of which shall be included in the monthly reports provided to Lender under Section 6(f).

7.	From the date hereof and so long as the Agreement remains in effect and any of the Obligations shall be unpaid, each Borrower will not, without the prior written consent of the Lender:

a.	Either, directly or indirectly, incur, create, assume or permit to exist any Lien with respect to any property or assets now owned or hereafter acquired, or be bound by or subject to any agreement or option to do so, except liens granted, incurred or created in favor of the Lender in connection with the Loan Documents;

b.	Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or progress payments under any contract or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except indebtedness to trade creditors incurred in the ordinary course of business on usual and customary terms or upon terms and conditions acceptable to Lender in its sole discretion;

c.	(i) Enter into any consolidation, (ii) liquidate, wind-up or dissolve itself, (iii) sell, convey, transfer, assign, lease, abandon or otherwise dispose (including in a sale and leaseback) (“Dispose”) of (in one transaction or in a series of transactions), voluntarily or involuntarily, assets (tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse) constituting all or substantially all of its assets and Property;

d.	Dispose of any of its property, whether now owned or hereinafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests of such Subsidiary to any Person, except:

i.	the sale of Inventory in the ordinary course of the Business;

ii.	the sale or disposition of machinery and Equipment no longer used or useful in the business of the Borrower;

iii.	the disposition of obsolete or worn-out Property in the ordinary course of business;

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e.	Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any equity interests of the Borrower or any of Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of their respective Subsidiaries;

f.	Pay bonuses to any Person, including officers and directors of the Borrower or any Subsidiary not set forth in an incentive plan or in such Person’s service or employment agreements;

g.	Enter into or permit to exist or become effective any agreement with any Person which prohibits or limits the ability of any Borrower to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired;

h.	Enter into any business, directly or indirectly, except for the Business or a business that is reasonably related thereto;

i.	Except in connection with an acquisition or merger transaction or to create a new class of securities, amend, supplement or otherwise modify (pursuant to a waiver or otherwise):

i.	its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document); or

ii.	the terms and conditions of any Material Contract;

j.	In the case of Parent, engage in any business or activity other than:

,.	the ownership of all outstanding equity interests in the Borrower;

ii.	maintaining its corporate existence;

111.	participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the Borrower Subsidiaries;

iv.	the performance of obligations under the Loan Documents;

v.	activities incidental to the businesses or activities described in subsections

(i)	through (iv);

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k.	Anti-Terrorism:

i.	(1) Violate any Anti-Terrorism Laws; (2) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering; or (3) permit any of their respective Affiliates to violate these laws or engage in these actions;

ii.	Use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (1) to fund any activities or business of or with any Person, or in any country or territory, that, is, or whose government is, the subject of Sanctions at the time of such funding, or (2) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise);

iii.	(1) Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (2) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (3) permit any of their respective Affiliates to do any of the foregoing.

8.	Borrower shall indemnify, defend and hold harmless Lender and its members, agents, partners, employees and independent contractors, at all times from and after the Effective Date, from and against any and all claims, actions, damages, liabilities, losses (including consequential losses), judgments, penalties, interest, fines, expenses, or other costs (including reasonable attorneys’ fees and court costs) arising from or relating to:

a.	any negligent action or omission of Borrower or any of the Borrower’s employees, contractors, agents or any other Person acting under Borrower’s supervision or control prior to, as of, or following the Effective Date;

b.	any inaccuracy or breach of any representation or warranty made by Borrower in this Agreement or any other Loan Document, document or instrument executed or delivered by Borrower in connection with this Agreement or any breach or non-performance of any covenant or agreement made by Borrower in this Agreement or any other Loan Document, document or instrument executed or delivered by Borrower in connection with this Agreement;

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c.	any Loan Document and the payments due thereunder, including Lender Expenses;

d.	the willful misconduct of Borrower, their agents or employees;

e.	the misapplication or conversion by Borrower of any insurance proceeds paid by reason of any loss, damage or destruction to the Collateral;

f.	Any state or local documentary stamp taxes, intangible taxes, personal property taxes and sales tax, if any, imposed by virtue of the execution and acceptance of this Agreement, the Loan Documents, Lender’s perfection of its security interest in the Collateral, including deeds of trust filed with regard to the Receivables, and the transactions contemplated hereby and thereby.

9.	The Borrower hereby waives diligence, presentment, protest, notice of protest, notice of dishonor, notice of nonpayment of the Note, and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Agreement and the Note and specifically consents to and waives notice of any renewal or extension of this Agreement. The Borrower hereby waives the benefits of the statute of limitations to the maximum extent allowed by law. No delay by the Lender in exercising any power or privilege hereunder, nor the single or partial exercise of any power or privilege hereunder, shall preclude any other or further exercise thereof, or the exercise of any other power or privilege hereunder.

10.	All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth in the Preamble above or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Banking Day during normal business hours where such notice is to be received), or the first Banking Day following such delivery (if delivered other than on a Banking Day during normal business hours where such notice is to be received) or (b) on the second Banking Day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. Any party hereto may from time to time change its address for notices under this Section by giving at least ten (10) days’ prior written notice of such changed address or facsimile number to the other party hereto.

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11.	Each of the parties hereby consents to service of process by registered mail, Federal Express or similar courier at the address listed in the Preamble above, it being agreed that service in such manner shall constitute, to the extent permitted by law, in every respect effective and valid service upon such party or its respective successors or permitted assigns in connection with any such action or proceeding; provided, however, that nothing in this Section 11 shall affect the right of any such parties or their respective successors and permitted assigns to serve legal process in any other manner permitted by applicable law. The Parent, SBC, SBL and SB UK hereby irrevocably appoint Slinger Bag Americas as its authorized agent to receive for and on its behalf service of summons or other legal process in any action, suit or proceeding arising out of or in connection with this Agreement in the State of Wyoming and covenants and agrees that such service may be made upon Slinger Bag Americas by mail as described above at the office of Slinger Bag Americas at 2709 N. Rolling Road, Unit 138, Windsor Mill, Maryland, 21244 (or at such other United States address Borrower provides in accordance with Section 10) and each individual borrower hereby irrevocably authorizes and directs Slinger Bag Americas to accept such service on its behalf.

12.	Miscellaneous.

a.	THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE, DISTRICT OR FEDERAL COURT SITTING IN CHEYENNE COUNTY IN THE STATE OF WYOMING OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT TO THE EXCLUSION OF ANY OTHER COURT OR TRIBUNAL. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. The parties agree the substantive law of the State of Wyoming shall govern this Agreement exclusive of its conflict of laws doctrine. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon a party hereto and may be enforced in any court in which such party is subject to jurisdiction by a suit upon such judgment provided that service of process is effected upon such party as permitted hereunder or by applicable law.

b.	If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in US Dollars into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase US Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Banking Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

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c.	The obligations of the Borrower in respect of any sum due to the Lenders hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than US Dollars, be discharged only to the extent that on the Banking Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may, in accordance with normal banking procedures, purchase US Dollars with such other currency. If the amount of US Dollars so purchased is less than the sum originally due to the Lender in US Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of US Dollars so purchased exceeds the sum originally due to the Lender in US Dollars, the Lender shall remit such excess to the Borrower.

d.	No modification or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective against the Lender unless the same shall be in writing and signed by all parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle such parties to any other or further notice or demand in the same, similar or other circumstances.

e.	The remedies of the Lender contained in this Agreement are cumulative with one another and with any other remedies which the parties hereto may have at law, in equity, under any agreements of any type or otherwise and no failure or delay on the part of the Lender in exercising any right, power or privilege under the Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

f.	In case any one or more of the provisions contained in the Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

g.	In the event of any conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of any other Loan Document, the provision which best assures the payment and performance of the Obligations or enlarges the security interest of the Lender in and to the Collateral, shall prevail.

h.	The name of this Agreement, as well as Section headings used herein, are for convenience of reference only and are not to affect the construction of, or be taken into consideration, in interpreting this Agreement. No language in any Loan Document will be construed against any party as the drafter.

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i.	This Agreement, any schedules or exhibits hereto, constitute the entire understanding and agreement between Borrower and Lender and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement or communication relating thereto.

J.	The covenants and agreements contained in this Agreement shall be binding on, and shall inure to the benefit of, the legal and personal representatives, heirs, successors, and permitted assignees of the parties. This Agreement may be executed in one or more facsimile or emailed PDFs, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.

k.	Lender shall not have by reason of this Agreement or any Loan Document, or otherwise, a fiduciary relationship with the Borrower, and Borrower hereby waives and releases the Lender from all claims and liabilities arising out of any fiduciary duty hereunder.

I.	THE BORROWER DESIRES THAT ITS DISPUTES BE SETTLED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER NOR THE LENDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. FINALLY, THE BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

Signature page follows.

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IN WITNESS WHEREOF, the Lender has executed and entered into this Agreement as of the Effective Date.

LENDER:

SB INVESCO LLC,
a Wyoming limited liability company

By:	SBI Management LLC
Its:	Manager

By:	Chessler Holdings, LLC
Its:	Manager

B/s”	QaviB L. O,dssler
Its:	Chief Executive Officer

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IN WITNESS WHEREOF, the Borrower have executed and entered into this Agreement as of the Effective Date.

BORROWER:

SLINGER BAG, INC.,
a Nevada corporation

By:	Mike Ballardie
Its:	Chief Executive Officer

SLINGER BAG AMERICAS INC.,
a Delaware corporation

By:	Mike Ballardie
Its:	Chief Executive Officer

SLINGER BAG CANADA, INC.,
a Canadian company

By:	Mike Ballardie
Its:	Chief Executive Officer

SLINGER BAG LTD.,
an Israeli company

By:	Mike Ballardie
Its:	Chief Executive Officer

SLINGER BAG INTERNATIONAL (UK) LIMITED,
an English company

By:	Mike Ballardie
Its:	Chief Executive Officer

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